Exhibit 10.27 to 2004 10-K

PERFORMANCE UNIT AWARD

UNDER THE PROVISIONS OF

THE CONVERGYS CORPORATION

1998 LONG TERM INCENTIVE PLAN, AS AMENDED

Pursuant to the provisions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended (the “Plan”), a copy of which has been delivered to you, the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) has granted you a performance unit award, on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1. Earning and Payout of Award. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Convergys Corporation (the “Company”) shall pay you the amount earned in accordance with the payout schedule provided to you separately (the “Payout Schedule”) as soon as administratively practicable following December 31, XXXX (the “Vest Date”) depending on the level of satisfaction of the performance criteria described in Section 2 below.

2. Performance Criteria. You shall be entitled to receive a payment under this Agreement based on (a) the Company’s Total Shareholder Return (“TSR”) over the three consecutive calendar year period ending on the Vest Date (the “performance period”) relative to the Total Shareholder Return of the companies included in the New Composite Group of companies listed in the Company’s XXXX proxy statement (other than any company(ies) in such peer group that ceases to exist prior to the last day of the performance period due to merger, bankruptcy or other corporate event) (collectively, the “Peer Group”) over the performance period and (b) the Payout Schedule. In the event that the number of companies in the Peer Group as of the end of the applicable performance period is less than XX, the Peer Group used for purposes of this award shall become YYY. The amount earned will be paid in cash as soon as administratively practicable following the end of the performance period.

“TSR” means stock price appreciation plus dividend yield, assuming immediate reinvestment of dividends in the stock with respect to which such dividends were paid, over the term of the performance period. Stock price appreciation over the term of the performance period for a company will be determined by comparing (c) the average close price as reported in the Wall Street Journal of the stock of the applicable company for each trading day occurring during the calendar quarter ending on the day immediately preceding the start of the performance period to (d) the average close price as reported in the Wall Street Journal of the stock of the applicable company for each trading day occurring during the calendar quarter ending on the last day of the performance period.

3. Forfeiture of Award.

a.	Your right to receive a payout pursuant to this Agreement shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to the Vest Date for any reason other than death, disability, retirement or involuntary termination without cause. For purposes of this Agreement:

(i)	“disability” has the same meaning as in the Company’s long-term disability plan;

(ii)	“retirement” means termination of employment after (I) attaining age 55 and completing at least ten years of service with the Company or any of its subsidiaries or (II) completing at least thirty years of service with the Company or any of its subsidiaries; and

(iii)	“cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

Your right to receive a payment pursuant to this award shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates during the year in which this award is granted to you due to death or involuntary termination without cause.

b.

If the Compensation Committee determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent that you have not yet received a payout under this award, your right to receive a payout under this award shall be forfeited and (ii) to the extent that you have received a payout under this award within the six-month period immediately preceding the termination of your employment (or, if your employment terminated by reason of your retirement or disability, within the period beginning six months prior to your termination and ending two years following your termination), the Compensation Committee, in its sole discretion, may require you to pay back to the Company the amount you received pursuant to this award. For purposes of this Section 3b, “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation’s existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; or (7) taking or retaining without authorization any property of Convergys Corporation. Convergys Corporation shall be entitled to set-off against any payment called for under the first sentence of this Section any amount otherwise owed to you by the company. Nothing in this Section is intended to supercede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

c.	Your right to receive payout pursuant to this award shall be forfeited to the extent you are permitted to elect and do elect in accordance with applicable rules and procedures to forfeit and/or surrender your rights hereunder in exchange for a credit to an account maintained for you pursuant to a deferred compensation plan maintained by the Company.

4. Death, Disability, Retirement, and Involuntary Termination without Cause.

a.	Except as may be otherwise provided under the terms of an employment agreement, if you cease to be an employee of the Company and its affiliates due to death or involuntary termination without cause after the calendar year in which this award was granted to you but before the Vest Date, your payout under this award will be determined based on the Payout Schedule and the Company’s level of satisfaction of the performance criteria described in Section 2 over the period beginning January 1, XXXX and ending on the last day of the calendar year preceding the calendar year in which your employment terminates.

b.	If you cease to be an employee of the Company and its affiliates due to disability or retirement, this award will remain in effect following your involuntary termination and through the remainder of the performance period and you will be entitled to receive the payout earned, if any, based on the Payout Schedule and the Company’s level of satisfaction of the performance criteria described in Section 2 as of the Vest Date.

5. Transferability. Your right to receive a payout pursuant to this award shall not be transferable nor assignable by you other than by will or by the laws of descent and distribution.

6. Tax Withholding. In connection with a payment to you pursuant to this award, the Company will withhold or cause to be withheld from such payment such amount of tax as may be required by law to be withheld with respect to the payment.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.

8. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent.

9. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

10. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this award.

11. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

12. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.